Exhibit 99.1

NEWS RELEASE

Travelers Announces Amendment and Extension

of its Consent Solicitation Relating to its

6.75% Senior Notes due 2036

NEW YORK, Nov. 4, 2010 — The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) announced today that it has amended and extended its pending solicitation of consents (the “Consent Solicitation”) from holders of its 6.75% Senior Notes due 2036 (the “Covered Debt”).  The purpose of the Consent Solicitation is to terminate a replacement capital covenant with respect to its 6.25% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 (the “Subordinated Debentures”).

The amendments to the Consent Solicitation have increased the consent payment from $5.00 to $10.00 for each $1,000 principal amount of Covered Debt as to which a duly executed consent is delivered prior to the expiration of the Consent Solicitation if the Consent Solicitation is successful and the replacement capital covenant is terminated.  The expiration of the Consent Solicitation has been extended to 5:00 p.m., New York City time, on November 5, 2010, unless earlier terminated or further extended by Travelers in its sole discretion.

For a complete statement of the terms and conditions of the Consent Solicitation, holders of the Covered Debt should refer to the Consent Solicitation Statement dated October 27, 2010. Holders who have previously delivered consents need not take any further action in order to receive the amended consent payment if the Consent Solicitation is successful and the replacement capital covenant is terminated.

Copies of the Consent Solicitation Statement and the Letter of Consent may be obtained by holders from the Information Agent, Global Bondholder Services Corporation, at (866) 857-2200.

BofA Merrill Lynch is the Solicitation Agent for the Consent Solicitation.  Questions may be directed to BofA Merrill Lynch, at (866) 292-0070 (toll-free) or (980) 683-3215 (collect).

All statements in this press release other than statements of historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results of matters addressed in these forward-looking statements involve risks and uncertainties and may differ substantially from those expressed or implied. Some of the factors that could cause actual results to differ are discussed in this press release, under the heading “Risk Factors” in the company’s most recent Form 10-K filed with the Securities and Exchange Commission and under the heading “Forward-Looking Statements” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

About Travelers

The Travelers Companies, Inc. is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has more than 30,000 employees and generated revenues of approximately $25 billion in 2009. For more information, visit www.travelers.com.

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CONTACTS

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
917.778.6267, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902